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PETsMART, INC. ANNOUNCES PROPOSED PRIVATE PLACEMENT OF CONVERTIBLE
SUBORDINATED NOTES

OCTOBER 27, 1997 9:04 AM EST

PHOENIX, Oct. 27/PRNewswire/-- PETsMART, Inc. announced today that it intends, subject to market and other conditions, to raise $175 million (excluding proceeds of the over-allotment option, if any) through a private placement of convertible subordinated notes to qualified institutional investors in the United States. It is contemplated that the notes will be convertible into shares of the Company's Common Stock and will have a seven-year term. No other terms of the notes were disclosed.

The securities to be offered will not be registered under the United States Securities Act of 1933, as amended, or applicable state securities law, and may not be offered or sold in the United States absent registration under the Securities Act and applicable securities laws or available exemptions from the registration requirements.

PETsMART, Inc. is a leading operator in North America and the United Kingdom of superstores specializing in pet food, supplies and services. At October 5, 1997, PETsMART operated 381 superstores in North America and 74 superstores in the United Kingdom. The Company's common stock trades on the Nasdaq Stock Market under the symbol PETM.